EXHIBIT 3.1.1
RESTATED CERTIFICATE OF INCORPORATION
OF
GRAYMARK HEALTHCARE, INC.
     Graymark Healthcare, Inc., an Oklahoma corporation (this “Corporation”), does hereby certify that
1. This Corporation hereby restates its Certificate of Incorporation pursuant to Section 1080C of the Oklahoma General Corporation Act.
2. This Corporation was incorporated on August 18, 2003 under the name “GrayMark Productions and amended its Certificate of Incorporation on December 31, 2007.
3. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of this Corporation’s Certificate of Incorporation as up to the date and time hereof as previously amended, and that there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation, except as permitted pursuant to Section 1080C of the Oklahoma General Corporation Act.
4. This Corporation’s Certificate of Incorporation is restated as follows:
     FIRST: The name of the Corporation is Graymark Healthcare, Inc.
     SECOND: The address of its registered office in the State of Oklahoma is Graymark Healthcare, Inc., 101 North Robinson, Suite 920, Oklahoma City, Oklahoma 73102. The name of its registered agent at such address is John Simonelli.
     THIRD: The nature of the business or purposes to be conducted or promoted are to conduct any lawful business, to exercise any lawful purpose and power, and to engage in any lawful act or activity for which corporations may be organized under the Oklahoma General Corporation Act (the “Act”), and in general, to possess and exercise all the powers and privileges granted by the Act or by any other law of Oklahoma or by this Certificate of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the businesses or purposes of the Corporation.
     FOURTH: The total number of shares of Common Stock which this Corporation shall have authority to issue is Five Hundred Million (500,000,000) shares. The par value of each such share of Common Stock shall be One-Hundredth of One Cent ($0.0001), amounting in the aggregate to Fifty Thousand Dollars ($50,000). The shares of Common Stock shall have no preemptive or preferential rights of subscription concerning further issuance or authorization of the Corporation’s shares of Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, on any matter upon which holders of Common Stock are entitled to vote.
The total number of shares of Preferred Stock which this Corporation shall have authority to issue is Ten Million (10,000,000) shares. The par value of each such share of Preferred Stock shall be One-Hundredth of One Cent ($0.0001), amounting in the aggregate to One Hundred Dollars ($1,000). The Preferred Stock may be issued from time to time in one or more series and (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation, at such price or prices or at such rates of exchange, and with such adjustments; and (f) shall have such other relative, participating, optional or special rights, qualifications, limitations or restrictions thereof as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors.
At any time and from time to time when authorized by resolution of the Board of Directors and without any action by its shareholders, the Corporation may issue or sell any shares of its stock of any class or series, whether out of the unissued shares thereof authorized by the Certificate of Incorporation as originally filed, or by an amendment thereof, and whether or not the shares thereof so issued or sold shall confer upon the holders thereof the right to exchange or convert such shares for or into other shares of stock of the Corporation of any class or classes or any series thereof. When similarly authorized, but without any action by its shareholders, the Corporation may issue or grant rights, warrants or options, in bearer or registered or such other form as the Board of Directors may determine, for the purchase of shares of the stock of any class or series of the Corporation within such period of time, or without limit as to time, to such aggregate number of shares, and at such price per share, as the Board of Directors may determine. Such rights, warrants or options may be issued or granted separately or in connection with the issue of any bonds, debentures, notes, obligations or other evidences of indebtedness or shares of the stock of any class or series of the Corporation and for such consideration and on such terms and conditions as the Board of Directors, in its sole discretion, may determine. In each case, the consideration to be received by the Corporation for any such shares so issued or sold shall be such as shall be fixed from time to time by the Board of Directors.
     FIFTH: The name and mailing address of the incorporator is Michael E. Dunn, 2800 Oklahoma Tower, 210 Park Avenue, Oklahoma City, Oklahoma 73102-5604.
     SIXTH: Except as may otherwise be provided in this Certificate or in the Bylaws of the Corporation, as the same may be amended from time to time, the Board of Directors shall have all powers and authority which may be granted to a board of directors of a corporation under the Act, including but not limited to the following:
     (a) To adopt, amend or repeal the Bylaws of the Corporation.
     (b) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.
     (c) To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.
     (d) To designate one or more committees.
     (e) To sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as the Board of Directors shall deem expedient and for the best interest of the Corporation, when and as authorized by the shareholders entitled to vote thereon.
     (f) To provide indemnification for directors, officers, employees, and/or agents of the Corporation to the fullest extent permitted by law, subject however, to the rules against limitation on liability of directors as set forth in Section 1006 of the Act, as amended from time to time.
     (g) To determine from time to time whether and to what extent, and at what times and places and under what conditions and regulations, the accounts and books of the Corporation or any of them, shall be opened to the inspection of the shareholders, and no shareholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by the Act or authorized by the Board of Directors, or by a resolution of the shareholders.

     SEVENTH: The Board of Directors of the Corporation shall consist of one or more members. The number of directors shall be fixed by, or in the manner provided in the Bylaws.
     EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its shareholders or any class of them, any court of equitable jurisdiction within the State of Oklahoma, on the application in a summary way of this Corporation or of any creditor or shareholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 1106 of Title 18 of the Oklahoma Statutes or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 1100 of Title 18 of the Oklahoma Statutes order a meeting of the creditors or class or creditors, and/or of the shareholders or class of shareholders of this Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this Corporation, as the case may be, agree to any compromise or arrangement and the reorganization shall, if sanctioned by the court to which the application has been made, be binding on all the creditors or class of creditors and/or on all the shareholders or class of shareholders of this Corporation, as the case may be, and also on this Corporation.
     NINTH: To the extent permitted by law, no contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have, a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purposes, if:
     (a) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or
     (b) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved by vote of the shareholders; or
     (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the shareholders.
     Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.
     TENTH: The Corporation reserves the right to amend or repeal any provision contained herein, add any additional provisions hereto, increase or decrease the number of authorized shares of stock, or restate this Certificate of Incorporation in its entirety in the manner now or hereafter prescribed by the Act.
     ELEVENTH: Except as otherwise required by law or as otherwise provided in this Certificate of Incorporation or in the Bylaws of the Corporation, any matter properly submitted to a vote of the shareholders at a meeting of shareholders duly convened at which there is a quorum present shall be deemed approved upon an affirmative vote of a majority of the outstanding shares of Common Stock present at the meeting, in person or by proxy. No holders of any class of stock other than Common Stock shall be entitled to vote upon any matter, except as may be required by law, this Certificate of Incorporation, or the Bylaws of the Corporation. Written ballots shall not be required for the election of directors.
     TWELFTH: (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture or other enterprise against expenses (including attorney’s fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation and with respect to any criminal action or proceeding had reasonable cause to believe that his conduct was unlawful.
     (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’ s fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine, upon application, that despite the adjudication of liability, but in the view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
     (c) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized herein.
     (d) The Corporation may purchase (upon resolution duly adopted by the board of directors) and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership , joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.
     (e) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to herein or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
     (f) Every such person shall be entitled, without demand by him upon the Corporation or any action by the Corporation, to enforce his right to such indemnity in an action at law against the Corporation. The right of indemnification and advancement of expenses hereinabove provided shall not be deemed exclusive of any rights to which any such person may now or hereafter be otherwise entitled and specifically, without limiting the generality of the foregoing, shall not be deemed exclusive of any right pursuant to statute or otherwise, of any such person in any such action, suit or proceeding to have assessed or allowed in his favor against the Corporation or otherwise, his costs and expenses incurred therein or in connection therewith or any part thereof.
     THIRTEENTH: In addition to any other indemnification granted to directors of the Corporation contained in this Certificate of Incorporation, the Bylaws of the Corporation, or adopted by resolution of the shareholders or directors of the Corporation, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this indemnification shall not eliminate or limit the liability of a director for any breach of the director’s duty of loyalty to the Corporation or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or payment of any unlawful dividend or for any unlawful stock purchase or redemption, or for any transaction from which the director derived an improper personal benefit.
     FOURTEENTH: The Corporation elects that the Control Share Acquisition Act as set forth in Sections 1145 through 1155 of Title 18 of the Oklahoma Statutes shall not apply to the corporation. Furthermore, the Corporation elects not to be governed by Section 1090.3 of Title 18 of the Oklahoma Statutes.
     IN WITNESS WHEREOF, this Corporation has caused this Restated Certificate of Incorporation to be signed by its Chief Executive Officer and attested by its Secretary this 30th day of January 2008.

GRAYMARK HEALTHCARE, INC.
By:	/S/STANDON NELSON
Stanton Nelson, Chief Executive Officer

ATTEST:
/S/MARK R. KIDD
Mark R. Kidd, Secretary